EXHIBIT 10.14

[TRANSLATED FROM THE ORIGINAL HEBREW]

Sublease Agreement

That was drawn and signed in Caesarea on 30th December 2010

Between

Spectrum Dynamics  (Israel) Ltd.
p.c. 512847104
Bareket St. 22 North Industrial Zone Caesarea
(From hereinafter: "the Lessee")
Of the first part

And between

Zion Oil & Gas, Inc.
p.c. 560019127
Bareket St. 15 North Industrial Zone Caesarea
(From hereinafter: "the Sub-Lessee")
Of the second part

Whereas
the Lessee declares that Lessee is the sole Lessee of the western wing, 3rd floor, in a building known as “Ofek 3” and is part of two buildings (called Ofek 2 and Ofek 3), that are found in plot 1, block 10658, in the business and industrial park in Caesarea (from hereinafter:"the Property"), from the Company of Caesarea Properties Edmond Benjamin De Rothschild (2001) Ltd (from hereinafter: "the Lessor") according to the Rental Agreement from 8 May 2006 (from hereinafter: "the Rental Agreement"). The Rental Agreement is attached as 'appendix "a" to this agreement and is an integral part of it;

Whereas
according to section 28 of the Rental Agreement, the Lessee is permitted to rent parts of the Property to any  third party subject to the conditions set in the Rental Agreement regarding a sublease as mentioned;

Whereas	the Lessee declares that the Rental Agreement is valid and there is nothing preventing the Lessee by law and/or agreement to enter this Agreement.

Whereas
it is the wish of the Lessee to lease to the Sub-Lessee an area of 517 sq.m. gross (approximately 434 sq.m. gross + 83 sq.m. gross public area) located in the Property (from hereinafter: the Area) and it is the will of the Sub-Lessee to rent the Area in a Sublease from the Lessee  such that the law of Tenant Protection Law ("Consolidated Version") 1972 (from hereinafter: "the Law") shall not apply to  the Lease that is rented  between the parties herein, and  such  that the Sub-Lessee shall not be  a protected tenant as defined  in the Law and/or any legislation that may entitle him to such a status, and all subject and according to the  terms of the Rental Agreement and the terms  of this Agreement. A schematic of the area is attached as appendix "b" to this agreement;

Therefore it is agreed, declared and stipulated by the parties as follows:

1.	Preamble, headers and appendixes

1.1.
Anything mentioned in the preamble  to the Sublease Agreement is an integral part thereof of it and all appendixes attached to this Agreement are an integral part hereof  and obligate  the parties as the contents of the Agreement do. Attached is a list of appendixes marked "'appendix g".

1.2.	The headers of this Agreement are for convenience only and they are not to be relied upon to interpret this agreement.

2.	Definition

The following terms will have the meaning as set forth herein unless the matter  does not conform  with the context:

2.1.
The 'index' – the price index known as “the consumer price index” (index cost of living) including vegetables and fruit that is published by the central bureau of statistics and economic research, including that index even if published by a different governmental body and including any official index that will come in its place whether structured on the same data that the existing index is built and whether it is not. If a different index comes into effect, the relation between such index and the exchanged index will be as set by the central bureau of statistics and economic research. If the central bureau of statistics does not set said relation, the relation between the indexes will be set by agreement by the accountants of the Lessor and Lessee and their decision will be final and will obligate the Sub-Lessee.

2.2.
The" base index" – the index known on the date of signing the Rental Agreement, index for the month of  November 2010 as published on the 15th December 2010, that is 510.666 points (according to average base 1987).

3.	Declarations of the Sub-Lessee

3.1.	Agreed that the purpose of the rental is for management and research usage and for this purpose only (from hereinafter: "the purpose of the rental").

3.2.
The Sub-Lessee declares that he visited the Property and Area, viewed  and checked them, their surroundings and all the details  regarding them, and found them to  to be to the complete satisfaction of the Sub- Lessee, in a good and fitting state from all aspects, for the Sub-Lessee’s needs and goals, and he does not and will not have any claims and/or demands regarding the Property and/or the Area and/or their surroundings, including the nature, type, description, properties and/or qualities, and Sub-Lessee waives  any claim and/or demand and/or choice regarding any fault or mismatch subject to the correctness of the declarations of the Lessee inasmuch as they are relevant to said waiver.

The Lessee confirms that to the best of his knowledge there are no hidden defects with the property.

It is known to the Sub-Lessee that the entry to the Area is through the lobby and the elevators that serve the Lessee and according to the procedures of the Lessee.

3.3.
The Sub-Lessee declares that Sub-Lessee read the terms  of the Rental Agreement, understood them and agreed to them and he obligates to abide by all of the terms of the  Rental Agreement (mutatis mutandis) in full and on time, including inasmuch as such terms relate to the Area. The rights of the Sub-Lessee are only according to  this Agreement herein.

It is known to the Sub-Lessee that a breach of his undertakings  according to this Agreement will be a breach of the Rental Agreement by the Lessee, and Sub-Lessee undertakes to indemnify  the Lessee for any damage of any type and sort that may be caused due to the breach of terms of this Agreement by the Sub Lessee and/or due to the Sub-Lessee not abiding by  the terms  of the Rental Agreement as mentioned above which is not as a result of an act or omission of the Lessee , and this immediately upon  the first demand by the Lessee.

3.4.
The Sub-Lessee is not permitted to conduct any changes, renovations, fixing or additions to the Area  without receiving ahead of time and in writing the agreement of the Lessee, according to the sole discretion of the Lessee however the Lessee will not  refuse except for reasonable considerations.

4.	SubLease and period of Sublease

4.1.
The Lessee rents to the Sub-Lessee the Area in a sublease and the Sub-Lessee rents from the Lessee the Area for a period of 35 (thirty five) months and 27 (twenty seven) days that begin on April 3, 2011 and terminate on March 31, 2014 (from hereinafter:" the Sublease Period").

It is agreed that notwithstanding the above  the period of the Sublease is subject to the validity of the Rental Agreement and the period of the Sublease will expire, in any event, with the expiry  of the rental according to the Rental Agreement, from any reason, including, but not only, due to breach of the Rental Agreement by the Lessee and/or due to  the decrease of the rental as per the Rental Agreement by the Lessee and that the Sub-Lessee will not have any claim and/or demand against the Lessee in the event of the expiry of the Sublease Period as mentioned , although this doesn’t detract from that stated in clause 8.2 hereinafter.

4.2.
Notwithstanding that stated in clause 4.1 above, at the end of 12 rental months each party to this Agreement shall be entitled to shorten the Sublease Period, for any reason, by prior written notice  that will be delivered to the other party in a period of time of 7 days from the end of  12 rental months  (namely  the notice regarding decreasing the Sublease Period shall be delivered  to the other party within 7 days from the end of  12 rental months). In the event that the said notice is furnished , the Sub-Lessee undertakes  to vacate  the Area immediately at the end of 6 months from the day that notice was furnished and  return possession of the Area to the  Lessee, in such a manner as set forth in the  Rental Agreement, mutatis mutandis. That mentioned in clause 4.2  above shall apply  also  at the end of 18 rental months and the end of 24 rental months. Namely each party of this  Agreement  has 3 time periods, each 7 days  to notify  the other party regarding decreasing the Rental Period and such notice is required  to be delivered to the other side party immediately  and no later than 7 day from the end of 12 rental  months or immediately and no later than 7 days from the end of 18  rental months  or immediately and no later than 7 days from the end of 24 rental months .

4.3.
The Sub-Lessee will be permitted to transfer the use of the Area to an alternative Sub-Lessee that will be preapproved in writing by the Lessee, at the sole discretion of the Lessee, who shall not refuse except for reasonable considerations, and on condition that the alternative Sub-Lessee accepts  all the terms in this Agreement.

5.	Rent and additional payments

5.1.	For the Sublease of the area, during the period of the Sublease, the Sub-Lessee shall pay the Lessee all of the amounts detailed (hereinafter" Rent"), according to the following:

5.1.1.	During the period of the Sublease the Sub-Lessee will pay the Lessee every month for each 1 m2 of the Area the amount in NIS equal to NIS53 (fifty three NIS), and in addition VAT.

5.1.2.	Linkage shall be added to the Rent pursuant to the rate of increase of the basic index and the latest known index on the date of any payment on account of the Rent.

In order to avoid doubt, it is specified that the latest index will not be taken into account if it is less than the base index and the base index will be used.

5.1.3.
The Rent will be paid to the Lessee by the Sub-Lessee at the beginning of every month that occurs in the Sublease Period, beginning from the period that the Sublease commences. Rent shall be paid by check of the Sub-Lessee payable to the Lessee.

5.2.
In addition to the payment of the Rent, the Sub-Lessee undertakes to pay from the beginning of the Sublease Period and onwards for the entire Sublease Period, (conforming to size of the Area), all the  mandatory payments that apply to the  Property, including::

5.2.1.	All the payments as per the management agreement from 8 May 2006, attached as appendix "c "to the Rental Agreement.

5.2.2.
All the tax payments, fees, levies and other compulsory payments, municipal and/or governmental, that apply or will apply by law on the possessor or user of the Area and/or with regard to managing the Sub-Lessee’s business, including but not only limited to  tax regarding signage and general arnona (municipal property tax)

5.2.3.
Value added tax on the Rent or any other tax that will be added to VAT or will be in place of vat and by law will apply to the Rent ( hereinafter "Vat")  all according to the lawful rate  that will apply  from time to time. The VAT will be paid together  with the Rent against a tax receipt as required by law.

5.2.4.	The Sub-Lessee will provide the Lessee, on his demand, copies of receipts with respect to the payments as mentioned in sections 5.2.1 and 5.2.2 above.

5.2.5.	According to what is known at the execution of the Agreement herein the monthly additional management payments are:

Building management - NIS 5.51 per square meter
Industrial service fee -NIS 8.65 per square meter
These amounts are set by the managing company from time to time.

5.3.
Electricity – the Sub-Lessee declares that he is aware that the Lessee is the exclusive rights owner regarding the electricity company with respect to receiving and delivering electricity at the Property, and the Sub-Lessee absolutely and irrevocably waives the  right to engage   the electricity company  regarding delivering electricity to the Area. The Sub-Lessee undertakes  to pay to the Lessee for  electricity usage  at the Area commencing from the day that Sub- Lessee begins to use electricity and for the Rental Period such  amounts that will be stated in charges sent by the Lessee. Such amounts shall be paid within 7 days of said notice by Lessee. The Lessee’s charges will be based on the low voltage tariff and according to the specific electricity meter reading that is installed for measuring electricity in the Area. In addition the Sub-Lessee will pay the relative part of the electrical expenses in the public areas (according to the relative Area to the total area of the Property).

Water – Sub-Lessee will pay a relative part of the water expenses due to use in the public areas (according to the relative Area to the total area of the Property).

5.4.
Rental parking: For each parking space outside of the building the Sub-Lessee will pay the Lessee NIS 100 per month, plus VAT and for each parking space on the first parking floor the Sub-Lessee will pay the Lessee NIS 200 per month, plus VAT.  The Sub-Lessee will be allocated 8 parking spaces outside of the building and up to 2 spaces on the first parking floor. Payment shall be as mentioned above. It is clear that all the spaces are unmarked and the spaces on the first parking floor are on a first come first served basis.

5.5.
In addition and without detracting from the right of the Lessee to any other remedy, any amount that is due from the Sub-Lessee to the Lessee and isn’t paid within 10 days from the date set to be paid will bear interest arrears at the maximum rate that is customary at that time by Bank Hapoalim Ltd for a debit account that is overdrawn beyond the permitted overdraft. This clause shall not be interpreted as permitting the Sub-Lessee to be late regarding Rent according to this Agreement.

5.6.
A breach of any of the terms of this clause 5 shall constitute a fundamental breach of the Agreement. Without derogating from that mentioned, the Lessee will be entitled to terminate this Agreement and demand that the Sub-Lessee immediately vacate  the property and return possession to the  Lessee, subject to prior 7 day notice., in the event that  the Sub-Lessee is late in payment of any payment  that applies to Sub Lessee according to this agreement, for a period that exceeds 14 days. It is hereby clarified that without derogating from any remedy that the Sub- Lessee is entitled to, the Sub -Lessee shall be entitled to immediately desist to supply the Sub- Lessee electricity, water, air conditioning and other services at the discretion of the Lessee and the Sub- Lessee shall not have any claim with respect therein.

6.	Insurance

The Sub-Lessee undertakes to prepare and have in existence during the entire period of the Sublease the insurances specified in section 23 of the Rental Agreement and to furnish the Lessee the insurance confirmation in the format attached as 'appendix "d" to the Rental Agreement, that will include amongst other things confirmation that the Lessee, the Lessor and the Company for Developing Caesarea Edmond de Rothschild Ltd are additional insureds according to the policy.

7.	Vacating the Property

7.1.
The Sub-Lessee undertakes to vacate the Area immediately upon the expiry of the Sublease period or at an earlier date if so obligated to vacate according to the Rental Agreement and/or this Agreement and to return to the Lessee the exclusive possession of the Area vacated from all people and objects and in a good and proper condition as it was received, excluding normal wear and tear, that is caused by regular use.

7.2.
In the event that the Sub-Lessee was late in vacating the Area contrary to that mentioned in clause 7.1 above, the Sub-Lessee will pay the Lessee, for every day that Sub Lessee is late vacating the Area, agreed estimated compensation of $150 US without derogating from the rights of the Lessee to other remedies that the Lessee is entitled to by law or this Agreement herein..

8.	Breach and Remedy

8.1.
In the event that the  Sub-Lessee breached this agreement, by fundamental breach including breach of any terms of the  Rental Agreement, the Lessee will be entitled  to, without detracting from any right and/or remedy that is available to Lessee by law and/or this Agreement, to terminate this Agreement, to vacate the Area on account of the Sub-Lessee and take possession of the Area  after providing  notice to the Sub-Lessee of such  breach and the Sub-Lessee does  not rectify the breach 14 days from such notice.

8.2.
In the event that the Lessee breached his undertakings according to the Rental Agreement, not due to an act and/or default of the Sub-Lessee, and damage was caused to the Sub-Lessee, the Lessee will indemnify the Sub-Lessee for the proven damages that were caused to the Sub-Lessee due to the breach of terms of the Rental Agreement by the Lessee.

9.	Securities

9.1.	Bank Guarantee

9.1.1.
The Sub-Lessee undertakes  to provide the Lessee within 14 days of signing this agreement, an autonomous unconditional bank security for the amount equal to 4 months rent, namely NIS 110,000 (one hundred and ten thousand new Israeli Shekel) (hereinafter: "the base guarantee amount") as security for  the complete performance of Sub-Lessee undertakings  according to this agreement, that will be valid within 14 days from the execution of this Agreement and up to a year, renewed each year, until three months from the expiry of the Agreement  according to appendix "e"' to the Rental Agreement or any other format that will be approved ahead of time and in writing by the Lessee (hereinafter:"the Bank Guarantee").

9.1.2.
The Bank Guarantee will be linked to the index such that if it turns out at the date that the security is realized that the new index has increased compared to the base index, an amount will be added to the Bank Guarantee (the base security amount), such amount that is due from an increase of the new index compared to the base index.

For this matter:
The new index – the index that will be known on the date of realizing the Bank Guarantee.

9.1.3.
Without detracting from the other agreement terms it is agreed that, in the  event that  the Sub-Lessee did not pay any amount that is due from Sub -Lessee according to this Agreement and/or in any case where the Sub-Lessee did not fulfill Sub- Lessee undertakings according to this agreement and due to this damage was caused to the Lessee  and/or any expense the Lessee shall bear   (or demand shall be made that the Lessee bear ) damage or expense that is derived from the act or omission  of the Sub-Lessee, the Lessee shall be entitled, to realize the bank guarantee , at any date that Lessee shall see fit, if at all, and up to the expiry date of the Bank Guarantee, all or part, at the discretion of the Lessee and without having to explain the reason for the realization to the guaranteeing bank, so that  the bank guarantee money shall be used as indemnification  (full or partial, as needed) of the Lessee for  any amount owed to Lessee according to this Agreement and/or expense or the damage  that the Lessee shall bear as mentioned that was caused by the Sub-Lessee. Except for urgent  circumstances, according to the opinion of the Lessee, presentation of  the Bank Guarantee for realization as mentioned above shall  take place only  after 7 days from the date on which a written warning was sent to the Sub-Lessee by the Lessee regarding the  intent  of the  Lessee to realize the Bank guarantee and at  the end of the 7 days the Sub-Lessee did not rectify the said breach to the satisfaction  of the Lessee.

9.1.4.
In order to avoid doubt, in the event that  the Lessee decided to realize only part of the Bank Guarantee amount, the Bank Guarantee shall remain  valid, this is relative to the balance of the remainder of the Bank Guarantee mentioned  above, that was not realized by the Lessee.

9.1.5.	All the expenses and the commissions necessary to issue the Bank Guarantee will be paid by the Sub-Lessee.

In the event that this Agreement is extended, the Sub-Lessee undertakes to extend the validity of the Bank Guarantee and provide  the Lessee the said extended guarantee (or the confirmation of the guarantor regarding  the extension for the said Bank Guarantee).

9.2.	Promissory Note

9.2.1.
The Sub-Lessee undertakes to provide the Lessee within 14 days of the execution of  this Agreement, a non tradable promissory note for NIS 110,000 (one hundred and ten thousand NIS) as security for  the execution of all of the Sub-Lessee’s undertakings  according to this Agreement, signed by the Sub Lessee as the maker of the note, without a stated payment  date and according  to the  attached format as 'appendix" f'" to the Rental Agreement (hereinafter: 'the Promissory Note").

9.2.2.
The amount of the Promissory Note will be linked to the consumer price index that will be known on the day of the realization of the promissory note (hereinafter in this sub section: "the new index"), such that if on the said payment day the new index will be greater than the base index, the amount of the Promissory Note that is to be paid will be increased,  in New Shekels, at the same rate that the new index increased compared to the base index.

9.2.3.
Without derogating from the remainder  of the terms of the  Agreement it is agreed that, in any event that  the Sub-Lessee did not pay any amount that the Sub Lease is obligated to pay according to this Agreement and/or in any case where the Sub-Lessee did not fulfill the undertakings  according to this Agreement and due to such damage was caused to the Lessee and/or some expense and/or the Lessee had to bear (or was required to bear ) any damage or expense that is a result of an act or omission  of the Sub-Lessee, the Lessee will be permitted, at any time that is suitable to the Lessee, if at all, to complete the details of the promissory note  and take any act to realize it and its payment for collection owed to the company therein. Presentation of  the  Promissory  Note  for said realization above will be only after 14 days from the date on which a written notice was sent to the Sub-Lessee by the Lessee regarding the intent of the Lessee to present the Promissory Note  for realization and during this  14 day  period the Sub-Lessee did not remedy  the said breach.

10.	General

10.1.
To avoid doubt, this Agreement and/or the Rental Agreement shall not be deemed to impose on the Lessee any responsibility of any type to perform the Lessor's obligations according to the Rental Agreement and the Lessee will not be responsible for any damage and/or loss and/or expense that will be caused to the Sub-Lessee due to breach of the Lessor's undertakings according to the Rental Agreement. The above does not detract from clause 8.2 above and section 10.3 hereinafter.

10.2.
The Sub-Lessee shall be entitled to install at his own expense signs and/or notices on the Area the contents thereof that are related to the business of the Sub-Lessee, subject to the prior written permission of the Lessee and the Lessee shall   refuse only for reasonable reasons.

10.3.	In the event that the Lessee has a right regarding the Lessor with respect to the Area, the Lessee will act to realize Lessee rights against the Lessor.

10.4.	After signing this agreement the Lessee will approach the Lessor to receive permission regarding this Agreement.

10.5.
Any payment that applies and/or shall apply to any party to this Agreement and shall be paid by the other party shall be returned by the other party that is obligated to make the payment according to this Agreement or by law to the payee within 7 days from the date of payment by the other party. This Agreement contains, and expresses all of the agreed conditions between the sides regarding the Sublease, and all the agreements whether in writing or verbal, the undertakings, representations regarding the Sublease that were given or made prior to the execution of this Agreement that is not reflected explicitly in the Agreement do not add to the undertakings and rights set forth herein or as a result hereof, do not detract or amend them and the parties shall not be subject to such from the date of this agreement

10.6.	The law that shall apply to this Agreement is only Israeli Law and the courts in Tel-Aviv have sole jurisdiction.

10.7.
The action or non action of a party herein shall not be deemed as a waiver to any right pursuant to this Agreement or to the terms of any law  or to a waiver of any breach or to the performance of any term unless the waiver agreement postponement amendment termination or addition was explicitly made in writing

10.8.
Any notice that will be sent by any party to the address of the other party as specified in the title of this agreement will be considered as if it arrived at its destination at the expiry of 72 hours if it was sent by registered post and  it was hand delivered. Upon delivery

IN WITNESS WHEREOF, the parties have executed herein

/s/ Yoel Zilberstien	/s/ Richard Rinberg
Chief Executive Officer	Chief Executive Officer
Spectrum Dynamics (Isr.) Ltd	Zion Oil & Gas, Inc.